Exhibit 10.61

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of January 1, 2004 (the “Effective Date”) between New Century Financial Corporation, a Delaware corporation (the “Company”), and [Name of Executive] (“Executive”) and supersedes all prior employment agreements between Executive and the Company.

WHEREAS, Executive and Company are currently parties to an Employment Agreement dated January 1, 1999, amended and restated effective as of January 1, 2002 (the “Prior Employment Agreement”); and

WHEREAS, Executive and Company desire to continue Executive’s employment with the Company on different terms and conditions that are mutually satisfactory to the parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Executive and Company agree as follows:

ARTICLE I

EMPLOYMENT

The Company hereby employs Executive and Executive accepts employment with the Company upon the terms and conditions herein set forth.

1.1 Employment. The Company hereby employs Executive, and Executive agrees to serve, as the Company’s                      during the term of this Agreement. Executive agrees to perform such duties as may be assigned to Executive from time to time by the Board of Directors. Executive agrees to devote substantially his full business time and attention and best efforts to the affairs of the Company during the term of this Agreement.

1.2 Term. The term of employment of Executive hereunder will be for the period commencing on the date of this Agreement and ending on the earliest of:

(a) December 31, 2006;

(b) The date that Executive attains age 65;

(c) The date of termination of Executive’s employment in accordance with Article IV of this Agreement;

(d) The date of Executive’s voluntary retirement in accordance with the Company’s plans and policies; or

(e) The date of Executive’s death.

The date set forth in Paragraph (a) above shall automatically be extended by one (1) year (resulting in a three (3)-year term) on January 1, 2005 and on each January 1 thereafter (each, an “Anniversary Date”), unless prior to any such Anniversary Date either party gives written notice to the other party of its or his intent to cease the automatic renewal of this Agreement. In the event either party gives such notice, this Agreement will continue in full force and effect until the expiration of the Agreement, and, except as specifically provided in Section 4.4(b) following a Change in Control, the giving of such notice shall not itself constitute a termination of this Agreement or a basis for resignation with Good Reason. For purposes of clarity, in no event shall an extension of the term of employment pursuant to this paragraph extend the term of employment beyond the date that Executive attains age 65.

ARTICLE II

COMPENSATION

2.1 Base Salary. Effective January 1, 2004 and during the employment of Executive, the Company shall pay to the Executive a base salary at the rate of [Salary Amount] per year during 2004, and thereafter at a rate determined by the Company’s Board of Directors (the “Base Salary”); provided, however, that Executive’s Base Salary shall be increased by a minimum of 5.0% per year commencing January 1, 2005. The Base Salary shall be payable in substantially equal semi-monthly installments.

2.2 Profit Sharing and Bonuses. Executive shall be eligible to participate in the 1999 Incentive Compensation Plan, or any successor plan established by the Board of Directors. The parties agree that the performance goals and potential incentive awards in effect during the term of this Agreement shall be as set forth in Exhibit A hereto. Bonuses paid pursuant to the conditions set forth in Exhibit A shall be referred to herein as Incentive Compensation Bonuses. Notwithstanding anything else contained herein to the contrary, Executive’s bonus opportunity for calendar year 2003 shall be determined and paid in accordance with the Prior Employment Agreement.

2.3 Annual Equity-Based Options. After the completion of each full year during the term of this Agreement, the Compensation Committee of the Board of Directors (the “Committee”) shall evaluate Executive’s performance and may, in the Committee’s sole discretion, award stock options or other equity-based awards to Executive. The Committee shall establish the terms and conditions of any such awards.

2.4 Reimbursement of Expenses. The Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel, car phone, entertainment and living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

2.5 Automobile Expenses. The Company shall provide Executive with an automobile allowance of $500 per month. In addition, the Company shall at Executive’s request enter into a lease agreement to provide an automobile for Executive’s use subject to a reduction in Executive’s Base Salary equal to the amount of all lease and insurance payments. If Executive elects to utilize a lease agreement, Executive will be responsible for all operating costs of the vehicle and will provide the Company with records to substantiate the business use of the vehicle. In such event, the Company will calculate and report an amount of taxable income to Executive based on Executive’s personal use of the vehicle, such calculation and reporting to be in accordance with applicable IRS guidelines.

2.6 Benefits. The Executive shall be entitled to participate in and be covered by all health, insurance, pension, disability insurance, physical exam and other employee plans and benefits established by the Company (collectively referred to herein as the “Company Benefit Plans”) on the same terms as are generally applicable to other senior executives of the Company, subject to meeting applicable eligibility requirements.

2.7 Vacations and Holidays. During Executive’s employment with the Company, Executive shall be entitled to an annual vacation leave at full pay, such vacation to be four weeks in each year of the term hereof or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior executives. Executive shall be entitled to such holidays as are established by the Company for all employees.

ARTICLE III

NON-COMPETITION, CONFIDENTIALITY AND NONDISCLOSURE

3.1 Confidentiality. Executive will not during Executive’s employment by the Company or thereafter at any time disclose, directly or indirectly, to any person or entity or use for Executive’s own benefit any trade secrets or confidential information relating to the Company’s business operations, marketing data, business plans, strategies, employees, negotiations and contracts with other companies, or any other subject matter pertaining to the business of the Company or any of its clients, customers, consultants, licensees, or affiliates, known, learned, or acquired by Executive during the period of Executive’s employment by the Company (collectively “Confidential Information”), except as may be necessary in the ordinary course of performing Executive’s particular duties as an employee of the Company.

3.2 Return of Confidential Material. Executive shall promptly deliver to the Company on termination of Executive’s employment with the Company, whether or not for cause and whatever the reason, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, and any other documents of a confidential nature belonging to the Company, including all copies of such materials which Executive may then possess or have under Executive’s control. Upon termination of Executive’s employment by the Company, Executive shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company.

3.3 No Competing Employment. During the term of this Agreement and, (i) if Executive terminates this Agreement, for a period ending one year thereafter, or, (ii) if longer, for any period during which Executive receives any compensation from the Company hereunder (subject to the right of Executive to waive any right to receive further compensation from the Company) (the “Restricted Period”), Executive shall not, unless he receives the prior written consent of the Company, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time directly competes with, or intends to compete with, the Company or its affiliates in the business of, underwriting, purchasing, securitizing, selling or servicing subprime credit grade secured loans or any other principal line of business engaged in by the Company at the time of such termination (a “Competing Company”). Notwithstanding the foregoing, Executive shall be entitled to own up to 5% of the outstanding securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, upon approval of the Company’s Board of

Directors, Executive shall be entitled to purchase securities of a Competing Company entity if such securities are offered to investors irrespective of any employment or other participation in the entity by the investor. The first sentence of this Section 3.3 shall not apply if Executive’s employment by the Company terminates after the scheduled employment term under this Agreement, as determined under Section 1.2 and after giving effect to any extension thereof pursuant to such Section.

3.4 Prohibition on Solicitation of Customers. During the term of Executive’s employment with the Company and for a period of one year thereafter or, if longer, for any period during which Executive receives any compensation from the Company hereunder, Executive shall not, directly or indirectly, either for Executive or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company, nor shall Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship.

3.5 Prohibition on Solicitation of the Company’s Employees or Independent Contractors After Termination. During the term of Executive’s employment with the Company and for a period of one year thereafter or, if longer, for any period during which Executive receives any compensation from the Company hereunder, Executive will not directly or indirectly solicit any of the Company’s employees, agents, or independent contractors to leave the employ of the Company for a competitive company or business.

3.6 Right to Injunctive and Equitable Relief. Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Article III are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Company. Therefore, Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess. Furthermore, the obligations of Executive and the rights and remedies of the Company under this Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

3.7 No Violation of Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to (i) not compete or interfere with the business of a former employer (which term for purposes of this Section 3.7 shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant), (ii) not solicit employees, customers or vendors of any former employer or (iii) keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment with the Company. Executive represents and warrants to and covenants with the Company that Executive will not bring to the Company any materials or documents of a former employer containing confidential or proprietary information that is not generally available to the public, unless Executive shall have obtained express written authorization from any such former employer for their possession and use.

ARTICLE IV

TERMINATION

4.1 Definitions. For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

(a) Cause. “Cause” shall be defined as follows:

(i)	Executive’s conviction of any felony (whether or not involving the Company) which constitutes a crime of moral turpitude or which is punishable by imprisonment in a state or federal correction facility;

(ii)	Actions by Executive during the term of this Agreement involving willful malfeasance or gross negligence;

(iii)	Executive’s commission of an act of fraud or material dishonesty, whether prior or subsequent to the date hereof, upon the Company;

(iv)	Executive’s repeated, willful failure or refusal to perform his duties as required by this Agreement on an exclusive and full-time basis; provided that termination of Executive’s employment pursuant to this subparagraph (iv) shall not constitute valid termination for cause unless Executive shall have first received written notice from the Board of Directors of the Company stating the nature of such failure or refusal and affording Executive at least ten (10) days to correct the act or omission complained of to the satisfaction of the Board of Directors; and

(v)	Executive’s willful violation of any reasonable rule or regulation of the Board of Directors applicable to all senior executives if such violation is not cured to the satisfaction of the Board of Directors promptly following notice to Executive.

(b) Disability. “Disability” shall mean a physical or mental incapacity as a result of which the Executive becomes unable to continue the proper performance of his duties hereunder in substantially a full time capacity (reasonable absences because of sickness for up to six (6) consecutive months excepted, provided, however, that any new period of incapacity or absences shall be deemed to be part of a prior period of incapacity or absences if the prior period terminated within ninety (90) days of the beginning of the new period of incapacity or absence and the new capacity or absence is determined by the Company’s Board of Directors, in good faith, to be related to the prior incapacity or absence.) A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive’s incapacity to designate a doctor, the Executive’s legal representative. In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

(c) Good Reason. “Good Reason” shall mean any of the following:

(i)	any assignment of duties to Executive by the Company’s Board of Directors that constitutes a substantial diminution of Executive’s position, duties, responsibilities or status with the Company from those in effect as of the date of this Agreement;

(ii)	any substantial diminution in Executive’s titles or offices with the Company, except in connection with a termination of Executive’s employment for Cause, Disability, retirement or Executive’s death;

(iii)	any assignment to Executive of duties that would require him to relocate or transfer his principal place of residence outside of Southern California, or would make the continuance of his current principal place of residence in Southern California unreasonably difficult; or

(iv)	any failure by the Company to comply with any material provision of this Agreement which has not been cured within 30 days after notice of such noncompliance has been given by Executive to the Company.

(d) Change in Control. “Change in Control” shall have the meaning given to such term under the Company’s 2004 Performance Incentive Plan.

(e) Protected Period. “Protected Period” shall mean the period that commences on the date that is six (6) months prior to a Change in Control and continues through the date that is thirty-six (36) months after such Change in Control.

4.2 Termination by Company. The Company may terminate the Executive’s employment hereunder immediately for Cause. Subject to the other provisions contained in this Agreement, the Company may terminate this Agreement for any reason other than Cause upon 30 days’ written notice to Executive.

4.3 Termination by Executive. The Executive may terminate this Agreement upon 30 days’ written notice to the Company.

4.4 Benefits Received Upon Termination.

(a) If the Executive’s employment is terminated by the Company for Cause, or if this Agreement is terminated by Executive without Good Reason, then the Company shall pay the Executive (i) his Base Salary through the effective date of such termination, (ii) any vacation earned but not taken through the effective date of such termination, (iii) the earned, but unpaid Incentive Compensation Bonus, if any, for any Performance Period that has been fully completed as of the effective date of such termination, and (iv) any amounts due Executive pursuant to Section 2.4 or 2.5 through the effective date of such termination (collectively, the amounts in clauses (i) through (iv) are referred to as the “Accrued Obligations”). The Company shall thereafter have no further obligations to Executive under this Agreement; provided, however, that the Company will continue to honor any obligations that may have vested or accrued under the existing Company Benefit Plans or any other Agreements or arrangements applicable to the Executive.

(b) If the Executive’s employment is terminated by the Company without Cause, or if this Agreement is terminated by Executive for Good Reason, then the Company shall:

(i)	pay to the Executive within two business days following the date of termination all Accrued Obligations through the end of the month during which such termination occurs;

(ii)	pay to the Executive as severance pay (a) an aggregate amount equal to three (3) times the Executive’s annualized rate of Base Salary in effect as of the date of termination, such aggregate amount to be paid in a series of substantially equal installments (not less frequently than monthly) over a period of three (3) years following the date of termination, plus (b) a Severance Bonus, which shall be determined as follows. In the event such termination is effective from January 1 through June 30 of the calendar year, the amount of the Severance Bonus shall be the average of the cash portion of the Incentive Compensation Bonuses earned by Executive for the three (3) preceding calendar years. In the event such termination is effective from July 1 through December 31 of the calendar year, the amount of the Severance Bonus shall be the average of the cash portion of the Incentive Compensation Bonus earned by Executive for the immediately preceding six-month Performance Period multiplied by 2, the cash portion of the Incentive Compensation Bonus earned by Executive for the preceding calendar year, and the cash portion of the Incentive Compensation Bonus earned by Executive for the second preceding calendar year. By way of example only, in the event the termination of Executive’s employment were to become effective in August 2004, the Severance Bonus would be calculated as follows: The sum of the cash portions of (i) actual Incentive Compensation Bonus for Performance Period of January 1 through June 30, 2004, multiplied by 2, (ii) actual Incentive Compensation Bonus for calendar year 2003, and (iii) actual Incentive Compensation Bonus for calendar year 2002, would be divided by 3. The Severance Bonus shall be paid to Executive in substantially equal installments in accordance with the Company’s usual payroll periods over such time period as Executive receives the severance payments described in clause (a) above. For purposes of this clause (b)(ii), Incentive Compensation Bonuses for 2002 or 2003, to the extent such a year is relevant for purposes of this clause, shall mean the cash incentive award paid to Executive for such year pursuant to Section 2.2 of the Prior Employment Agreement;

(iii)	maintain, at the Company’s expense, in full force and effect, for the Executive’s continued benefit until the earlier of (i) the third anniversary of termination of Executive’ employment with the

Company, or (ii) the Executive’s commencement of full time employment with a new employer, all Company medical insurance and medical expense reimbursement plans and other medical programs or medical arrangements in which the Executive was entitled to participate immediately prior to the date of termination, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with medical benefits substantially similar to those which the Executive was entitled to receive under such plans or programs; and

(iv)	pay, for the benefit of Executive, all costs, up to a maximum of $20,000, related to Executive’s participation in a senior executive outplacement program at Lee Hecht Harrison or a similar outplacement firm.

(c) Termination Because of Executive’s Disability. Should Executive become disabled from performing his duties hereunder as defined above, Executive acknowledges that his employment may be terminated anytime thereafter if such disability continues; provided that, during the period of the disability prior to such termination of employment, Executive shall continue to receive all compensation and benefits as if he were actively employed less any sums received directly by the Executive, if any, under any policy or policies of disability income insurance purchased by the Company. In the event of such termination, Executive shall be entitled to receive the Accrued Obligations and Executive’s rights to receive any additional salary or payments under this Agreement shall terminate but Executive shall have the right to continue to receive any and all payments made by an insurance company under any and all policies of disability insurance purchased by the Company. Executive’s rights under any Company Benefit Plans will be those rights accorded to any terminated employee under the plan provisions and applicable law. Executive will remain entitled to receive any benefits under state disability or worker’s compensation laws.

(d) Termination Because of Executive’s Death. In the event of Executive’s death during the term of this Agreement, Executive’s employment by the Company shall automatically terminate. The Company shall pay to Executive’s estate all Accrued Obligations through the date of death, and Executive’s estate shall be entitled to receive any vested benefits under the terms of any Company Benefit Plans, but Executive (and his estate) shall have no right to receive any additional salary or payments under this Agreement.

(f) Any termination for Cause hereunder will only be effective if approved by at least a majority vote of the Board of Directors other than Executive, pursuant to votes cast in person at a meeting at which Executive shall be entitled to be present to answer any charges which might be asserted as cause for his termination.

4.5 Effect of Termination. Upon any termination of this Agreement, for any reason, Executive shall be deemed to have immediately resigned as a director and/or officer of the Company and all subsidiaries, if applicable, without the giving of any notice or the taking of any other action.

4.6 Equity-Based Awards. Notwithstanding anything else contained herein to the contrary and except as provided below, the effect of a termination of Executive’s employment on Executive’s stock options and other equity-based awards granted by the Company under a Company incentive plan shall be determined under the applicable plan and the applicable written award agreement(s) evidencing such award. However, should Executive’s employment be terminated by the Company without Cause, or should Executive resign for Good Reason, within the Protected Period corresponding to a Change in Control, then any and all stock options and other equity-based awards granted by the Company to Executive and outstanding immediately prior to such termination shall be deemed to have fully vested immediately prior to such termination. The preceding sentence (i) does not limit the Executive’s right to any accelerated vesting upon any other event or in any other circumstances (such as upon a Change in Control itself, to the extent provided for in the applicable plan and applicable written award agreement(s), and (ii) shall control over any contrary provision of any such plan or award agreement (whether entered before or after the date hereof) that does not provide for such accelerated vesting in such circumstances. If a Change in Control occurs during the scheduled employment term under this Agreement, as determined under Section 1.2 and after giving effect to any extension thereof pursuant to the terms of such Section, this Section 4.6 shall continue in effect through the expiration of the Protected Period corresponding to such Change in Control notwithstanding any earlier expiration of the employment term as otherwise contemplated by Section 1.2.

4.7 Excise Tax Gross-Up. During and after the period of Executive’s employment by the Company, Executive shall be entitled to the excise tax protections set forth in Exhibit B hereto. The preceding sentence takes precedence over any contrary provision (such as, without limitation, an excise tax cut-back provision) of any other applicable incentive plan or award agreement. If a Change in Control occurs during the scheduled employment term under this Agreement, as determined under Section 1.2 and after giving effect to any extension thereof pursuant to the terms of such Section, this Section 4.7 shall continue in effect through the expiration of the Protected Period corresponding to such Change in Control notwithstanding any earlier expiration of the employment term as otherwise contemplated by Section 1.2.

ARTICLE V

ASSUMPTION OF OBLIGATIONS BY SUCCESSOR TO COMPANY

5.1 Assumption of Obligations. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such assumption and agreement in a written instrument prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Article V or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, “Company” as used in this Agreement shall in addition include such employer.

5.2 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	New Century Financial Corporation
18400 Von Karman, Suite 1000
Irvine, CA 92612
Attn: President

If to the Executive:	[Name of Executive]
New Century Financial Corporation
18400 Von Karman, Suite 1000
Irvine, CA 92612

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.2 No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.3 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflict of laws.

6.4 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.6 Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

6.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof, except that the parties acknowledge that they have in the past and may in the future enter into stock option or other equity-based award agreements reflecting stock option and any other equity-based awards to Executive. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

6.8 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 6.8, the Company may assign or delegate its rights, duties, and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company; provided that such person assumes the Company’s obligations under this Agreement in accordance with Section 5. 1.

6.9 Arbitration. Any controversy, dispute, claim or other matter in question arising out of or relating to this Agreement or Executive’s employment, whether based upon common law or federal, state, or local statutes or regulations, shall be settled, at the request of either party, by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, subject to the following terms, conditions and exceptions:

(a)	Notice of the demand for arbitration shall be filed in writing with the other party and with the AAA. There shall be a single arbitrator whose selection shall be made in accordance with the procedures then existing for the selection of such arbitrators by the AAA.

(b)	Reasonable discovery shall be allowed in arbitration.

(c)	The costs and fees of the arbitration may be allocated by the arbitrator in his/her discretion.

6.10 Indemnification. To the maximum extent permitted by law, applicable statutes and the Articles of Incorporation, Bylaws or resolutions of the Company in effect from time to time, the Company shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or nonfeasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Company including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The Company shall endeavor to obtain Directors and Officers Liability Insurance to indemnify and insure the Company and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

6.11 Termination of Prior Agreement. The Employment Agreement dated January 1, 1999 and amended January 1, 2002 between Executive and the Company is hereby terminated (except as to Executive’s right to a 2003 bonus to be determined and calculated thereunder).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEW CENTURY FINANCIAL CORPORATION

By:

THE EXECUTIVE

[Name of Executive]

EXHIBIT A

PERFORMANCE GOALS

FOR

FOUNDING MANAGERS OF NEW CENTURY FINANCIAL CORPORATION

Each of the Incentive Compensation Bonus opportunities described below shall be granted to Executive under the Company’s 1999 Incentive Compensation Plan and shall be subject to the terms and conditions of such plan (including, without limitation, the limitations of Section 4.5 of such plan and the adjustment provisions of Section 4.6 of such plan); provided, however, that the termination of employment provisions of this Agreement shall supercede the termination of employment provisions of such plan with respect to such awards. These Incentive Compensation Bonus opportunities have been duly approved by the Committee in accordance with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The Company shall re-submit the 1999 Incentive Compensation Plan (or a similar plan that authorizes cash bonus awards) for stockholder re-approval within the required timeframe to continue the Committee’s ability to grant awards thereunder that are intended as performance-based compensation for purposes of Section 162(m). The Company shall use its best efforts to obtain such stockholder approval but, if such stockholder approval is not timely obtained, the Company shall have no obligation to grant any Incentive Compensation Bonus opportunity for a performance period that would commence after the date that stockholders were required to re-approve the 1999 Incentive Compensation Plan in order to continue the Committee’s ability to grant awards thereunder that are intended as performance-based compensation for Section 162(m) purposes.

Six-Month Performance Period – January 1 through June 30 of each calendar year during the term of Executive’s Employment Agreement dated January 1, 2004

Executive shall be entitled to receive an Award under the 1999 Incentive Compensation Plan for each 6-month Performance Period referred to above based on the following ratio, and calculated according to the table set forth below:

Before-Tax Net Income for the 6-month Performance Period

Total Stockholders’ Equity for that Performance Period

A-I

Ratio	Amount of Bonus
If ratio is less than 9%	0

If ratio is at least 9% but less than 14%	1.125% of Before-Tax Net Income for the 6-month Performance Period in excess of 9% of Total Stockholders’ Equity for that Performance Period

If ratio is at least 14% but less than 19%	1.125% of Before-Tax Net Income for the 6-month Performance
Period in excess of 9% but not in excess of 14% of Total
Stockholders’ Equity for that Performance Period, plus 0.75% of
Before-Tax Net Income for the 6-month Performance Period in
excess of 14% of Total Stockholders’ Equity for that
Performance Period

If ratio is at least 19%	1.125% of Before-Tax Net Income for the 6-month Performance Period in excess of 9% but not in excess of 14% of Total Stockholders’ Equity for that Performance Period, plus 0.75% of Before-Tax Net Income for the 6-month Performance Period in excess of 14% but not in excess of 19% of Total Stockholders’ Equity for that Performance Period, plus 0.60% of Before-Tax Net Income for the 6-month Performance Period in excess of 19% of Total Stockholders’ Equity for that Performance Period

However, in no event shall the Bonus paid to Executive for the 6-month Performance Period exceed 80% of his Base Salary for the calendar year in which the 6-month Performance Period falls.

Twelve-Month Performance Period – January 1 through December 31 of each calendar year during the term of Executive’s Employment Agreement dated January 1, 2004

Executive shall be entitled to receive an Award under the 1999 Incentive Compensation Plan for the 12-month Performance Period based on the following ratio, and calculated according to the table set forth below:

Before-Tax Net Income for the 12-month Performance Period

Total Stockholders’ Equity for that Performance Period

A-2

Ratio	Amount of Bonus
If ratio is less than 18%	0

If ratio is at least 18% but less than 28%	1.125% of Before-Tax Net Income for the 12-month Performance Period in excess of 18% of Total Stockholders’ Equity for that Performance Period

If Ratio is at least 28% but less than 38%	1.125% of Before-Tax Net Income for the 12-month Performance Period in excess of 18% but not in excess of 28% of Total Stockholders’ Equity for that Performance Period, plus 0.75% of Before-Tax Net Income for the 12-month Performance Period in excess of 28% of Total Stockholders’ Equity for that Performance Period

If Ratio is at least 38%	1.125% of Before-Tax Net Income for the 12-month Performance Period in excess of 18% but not in excess of 28% of Total Stockholders’ Equity for that Performance Period, plus 0.75% of Before-Tax Net Income for the 12-month Performance Period in excess of 28% but not in excess of 38% of Total Stockholders’ Equity for that Performance Period, plus 0.60% of Before-Tax Net Income for the 12-month Performance Period in excess of 38% of Total Stockholders’ Equity for that Performance Period

The amount of any Bonus payable for a 12-month Performance Period shall be reduced by amounts previously paid to Executive for the 6-month Performance Period that occurred within that year.

Any Bonus amount up to 150% of Executive’s Base Salary for the applicable year will be paid in cash. Any Bonus amount exceeding 150% of Executive’s Base Salary will be paid in the form of restricted stock in accordance with Section 5 of the 1999 Incentive Compensation Plan (except the threshold for the restricted stock grant will be 150% of Base Salary instead of 200% as is the default in that Section).

Definitions:

“Before-Tax Net Income” has the meaning given to such term in Appendix A to the 1999 Incentive Compensation Plan. The amount of Before-Tax Net Income for the 6-month Performance Period shall be based on the Company’s unaudited financial statements for the six-months ended June 30 of the applicable year. The amount of Before-Tax Net Income for the 12-Month Performance Period shall be determined by the Company’s independent certified public accountants based on the audited financial statements for the 12-months ended December 31 of the applicable year.

“Total Stockholders’ Equity” has the meaning given to such term in the Incentive Compensation Plan.

A-3

EXHIBIT B

EXCISE TAX GROSS-UP

B.1 Equalization Payment. If any payment, distribution, transfer, or benefit (including, without limitation, any amounts received or deemed received by Executive within the meaning of any provision of the Internal Revenue Code of 1986, as amended (the “Code”), or by Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to Executive under any of the Company’s incentive plans) by the Company or a successor, or by a direct or indirect subsidiary or affiliate of the Company (or any successor or affiliate of any of them, and including any benefit plan of any of them), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code or any similar or successor tax (the “Excise Tax”), the Company shall pay in cash to Executive or for Executive’s benefit as provided below an additional amount or amounts (the “Gross-Up Payment(s)”) such that the net amount retained by Executive after the deduction of any Excise Tax on such Total Payments and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment(s) provided for by this Section B.1 shall be equal to such Total Payments had they not been subject to the Excise Tax. Such Gross-Up Payment(s) shall be made by the Company to Executive or to any applicable taxing authority on behalf of Executive as soon as practicable following the receipt or deemed receipt of any such Total Payments by Executive, and may be satisfied by the Company making a payment or payments on Executive’s account in lieu of withholding for tax purposes but in all events shall be made within thirty (30) days of the receipt or deemed receipt by Executive of any such Total Payment.

B.2 Calculation of Gross-Up Payment. The determination of whether a Gross-Up Payment is required pursuant to this Exhibit B and the amount of any such Gross-Up Payment shall be determined in writing (the “Determination”) by a nationally-recognized certified public accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its Determination in writing, together with detailed supporting calculations and documentation and any assumptions used in making such computation, to the Company and Executive. In the event of a termination of Executive’s employment which reasonably may require the payment of a Gross-Up Payment or in the event of a Change in Control, such documentation shall be provided no later than twenty (20) days following such event. Within twenty (20) days following delivery of the Accounting Firm’s Determination, Executive shall have the right, at the Company’s expense, to obtain the opinion of an “outside counsel,” which opinion need not be unqualified, which sets forth: (i) the amount of Executive’s “annualized includible compensation for the base period” (as defined in Code Section 280G(d) (1)); (ii) the present value of the Total Payments made to Executive; (iii) the amount and present value of any “excess parachute payment;” and (iv) detailed supporting calculations and documentation and any assumptions used in making such computations. The opinion of such outside counsel shall be supported by the opinion of a nationally-recognized certified public accounting firm and, if necessary or required by the Company, a firm of nationally-recognized executive compensation consultants. Executive shall also have the right to obtain such an opinion of outside counsel in the event that the Company has not timely submitted the initial determination to the Accounting Firm as provided above (including, without limitation, in the event that the Company does not submit such a determination to the Accounting Firm following an event in connection with which Executive reasonably believes that he may be entitled to a Gross-Up Payment). The outside counsel’s opinion shall be binding upon the Company and Executive and shall constitute the “Determination” for purposes of this Exhibit B instead of the initial determination by the Accounting Firm. The Company shall pay (or, to the extent paid by Executive, reimburse Executive for) the certified public accounting firm’s and, if applicable, the executive compensation consultant’s reasonable and customary fees for rendering such opinion. For purposes of this Section B.2, “outside counsel” means a licensed attorney selected by Executive who is recognized in the field of executive compensation and has experience with respect to the calculation of the Excise Tax; provided that the Company must approve Executive’s selection, which approval shall not be unreasonably withheld.

B.3 Computation Assumptions. For purposes of determining whether any Total Payments will be subject to Excise Tax, and the amount of any such Excise Tax:

(a)	Any other payments, benefits and/or amounts received or to be received by Executive in connection with or contingent upon any change in the ownership or effective control of the Company or any change in the ownership of a substantial portion of the Company’s assets or termination of Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any Person whose actions result in such a change or any Person affiliated with the Company or such Persons) shall be combined to determine whether the Executive has received any “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any “excess parachute payments” within the meaning of Section 280G(b)(1) that shall be treated as subject to the Excise Tax, unless in the opinion of the person or firm rendering the Determination, such other payments, benefits and/or amounts (in whole or in part) do not constitute parachute payments, or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax (for purposes of this Section B.3(a), “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof);

(b)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the person or firm rendering the Determination in accordance with the principles of Sections 280G(d)(3) and (4) of the Code;

(c)	The compensation and benefits provided for in Section 4.4 of the Employment Agreement, and any other compensation earned prior to the termination of Executive’s employment pursuant to the Company’s compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by a change in the ownership or effective control of the Company or any change in the ownership of a substantial portion of the Company’s assets or a termination of Executive’s employment), shall for purposes of the calculation pursuant to this Section B.3 be deemed to be reasonable; and

(d)	The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up

Payment is to be made. Furthermore, the computation of the Gross-Up Payment shall assume (and adjust for the fact) that (i) there is a loss of miscellaneous itemized deductions under Section 67 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment and (ii) a loss of itemized deductions under Section 68 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment. The computation of the Gross-Up Payment shall take into account any reduction in the Gross-Up Payment due to Executive’s share of the hospital insurance portion of FICA and any state withholding taxes (other than any state withholding tax for income tax liability). The computation of the state and local income taxes applicable to the Gross-Up Payment shall be based on the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date Executive’s employment terminates, and shall take into account the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.

B.4 Executive’s Obligation to Notify Company. Executive shall promptly notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Company of a Gross-Up Payment in excess of any Gross-Up Payment as originally set forth in the Determination. If the Company notifies Executive in writing that it desires to contest such claim, Executive shall: (a) give the Company any information reasonably requested by the Company relating to such claim; (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Executive; (c) cooperate with the Company in good faith in order to effectively contest such claim; and (d) permit the Company to participate in any proceedings relating to such claim; provided that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Section B.4, and to the extent its actions do not unreasonably interfere with or prejudice Executive’s disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Executive and the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue.

B.5 Subsequent Recalculation. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that Executive did not receive the greatest net benefit required pursuant to Section B.1, the Company shall reimburse Executive as provided herein for the full amount necessary to place Executive in the same after-tax position as he would have been in had no Excise Tax applied. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that Executive received a payment or benefit in excess of the amount required pursuant to Section B.1, then Executive shall promptly pay to the Company (without interest) the amount of such excess.